CONTACT:	Exhibit 99

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS SALES FOR

FEBRUARY AND FOR THE SECOND QUARTER

MATTHEWS, NC, March 3, 2005 - Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 5,601 stores in 44 states, reported sales for the four week period ended February 26, 2005, of approximately $458.1 million, or 13.3% above sales of $404.3 million for the similar period in the prior fiscal year.  Sales in existing stores for the four week period ended February 26, 2005, increased approximately 4.9% above existing store sales for the similar period in the prior fiscal year, including increases of approximately 5.3% in sales of hardlines and approximately 3.8% in sales of softlines.

For the thirteen week period ended February 26, 2005, sales were approximately $1.587 billion, or 13.1% above sales of $1.403 billion for the similar period in the prior fiscal year.  Sales in existing stores for the thirteen week period ended February 26, 2005, increased approximately 4.5% above existing store sales for the similar period in the prior fiscal year, including an increase of approximately 5.8% in sales of hardlines and no change in sales of softlines.

While the Company is pleased with the recent sales improvement, sales of lower margin consumables continue to outpace sales growth.  As in the last two quarters, this ongoing shift of the merchandise mix and the continuing adverse impact of shrinkage will negatively impact the gross profit margin in the second quarter ended February 26, 2005.  In the second quarter, the Company also incurred expenses as planned in connection with the urban initiative and the start of the installation in stores of coolers for the sale of perishable goods.

Continued . . .

Release/March 3, 2005

For the twenty-six week period ended February 26, 2005, sales were approximately $2.967 billion, or 12.0% above sales of $2.648 billion for  the similar period in the prior fiscal year.  Sales in existing stores for the twenty-six week period ended February 26, 2005, increased approximately 3.6% above existing store sales for the similar period in the prior fiscal year, including an increase of approximately 5.2% in sales of hardlines and a decrease of approximately 2.0% in sales of softlines.

In response to clarifying guidance recently provided by the Securities and Exchange Commission, the Company is reviewing and expects to correct its lease accounting practices related to store locations.  The Company expects to complete the review by the March 22, 2005, date of the release of its financial results for the second quarter ended February 26, 2005.  This change in accounting practice will not impact historical or future cash flows.

As of February 26, 2005, the Company had 5,600 stores in operation, including 90 stores that were opened during the thirteen week period ended on that date.

The Company’s plan is for sales in existing stores in the five week period ending April 2, 2005, to increase in the 3% to 5% range.  Sales are expected to be aided by the distribution of an advertising circular in the last week of the period.

Continued . . .

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Release/March 3, 2005

Family Dollar will host a conference call on Tuesday, March 22, 2005, at 10:00 A.M. ET to discuss the financial results for the second quarter ended February 26, 2005.  If you wish to listen, please call 800-988-9433 for domestic USA calls and 210-234-0000 for international calls at least 10 minutes before the call is scheduled to begin.  The passcode for the call is “FAMILY DOLLAR.”  A replay of the call will be available from 1:00 P.M. ET, March 22, 2005, through March 29, 2005, by calling 888-667-5784 for domestic USA calls and 402-220-6427 for international calls.  There is no passcode for the replay.

There also will be a live webcast of the conference call that can be accessed at http://www.familydollar.com/investors.aspx?p=irhome or by clicking on the webcast icon on the “Investors” page at http://www.familydollar.com.  A replay of the webcast will be available at the same address after 2:00 P.M. ET, March 22, 2005.

Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans and activities or events which the Company expects will or may occur in the future.  A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such factors include, but are not limited to, competitive factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation or distribution delays or interruptions, dependence on imports, changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs, potential problems and achievement of results associated with the implementation of new programs, systems and technology, including supply chain systems, store technology, cooler installations and urban initiative programs, changes in food and energy prices and their impact on consumer spending and the Company’s costs, legal proceedings and claims, changes in shrinkage, changes in health care and other insurance costs, and the effects of legislation and regulations on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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3/3/05

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